Filed pursuant to Rule 424(b)(3)
Registration No. 33-84658
CAMDEN PROPERTY TRUST
Dividend Reinvestment
and Share Purchase Plan
500,000 Common Shares of Beneficial Interest
     Camden Property Trust (the “Company”) hereby introduces the Dividend Reinvestment and Share Purchase Plan (the “Plan”) to provide owners of the Company’s common shares of beneficial interest, par value of $0.01 per share (“Shares”), with a convenient and economical way of investing cash distributions on the Shares and optional cash payments in additional Shares without payment of any brokerage commission or service charge. The Plan permits the purchase of Shares for the Plan in the open market as well as directly from the Company, at the discretion of the Company. The Plan is administered by the Reinvestment Agent (as defined in the Plan).
     Participants in the Plan may:
•	Automatically reinvest their cash dividends and have the option of investing limited additional amounts by making cash payments of not less than $100 nor more than $10,000 per calendar quarter, or

•	Automatically reinvest a portion of their cash dividends while continuing to receive the remainder of their cash dividends and have the option of investing limited additional amounts by making cash payments of not less than $100 nor more than $10,000 per calendar quarter, or

•	Invest only by making optional cash payments of not less than $100 nor more than $10,000 per calendar quarter.
     The price per Share for the additional Shares purchased from the Company will be the average of the high and low sales prices for Shares, on the open market on the Reinvestment Date (as defined in the Plan). If no Shares were traded on the Reinvestment Date, the price per Share will be based on the most recent date immediately prior to the Reinvestment Date that the Shares were traded. The price per Share for additional Shares purchased on the open market for the Plan will be the average of the price of all such Shares purchased for the Plan in respect of any Reinvestment Date. A shareholder who does not wish to participate in the Plan will receive dividends, as declared, in the usual manner. Such investors need not take any action to continue to receive their dividends.
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The date of this Prospectus is August 30, 2005

AVAILABLE INFORMATION
     The Company has filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-3 under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, with respect to the securities offered pursuant to this Prospectus. This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the securities, reference is made to the Registration Statement and such exhibits and schedules. Statements contained in this Prospectus as to the contents of any contract or other document which is filed as an exhibit to the Registration Statement are not necessarily complete, and each such statement is qualified in its entirety by reference to the full text of such contract or document.
     The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy and information statements and other information with the Commission. You may obtain copies of any of this information and the Registration Statement and exhibits and schedules thereto filed by the Company with the Commission at the public reference room of the Commission at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information regarding the operation of the public reference room by calling the Commission at 1-800-SEC-0330. The Company’s filings with the Commission are available to the public over the Internet at the Commission’s website at www.sec.gov. Copies of certain information the Company files with the Commission are also available on its website at www.camdenliving.com. The Company’s website is not part of this Prospectus.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
     The following documents filed by the Company with the Commission are incorporated by reference herein and shall be deemed to be a part hereof:
(a)	Annual Report on Form 10-K for the year ended December 31, 2004;

(b)	Quarterly Report on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005;

(c)	Current Reports on Form 8-K dated January 18, 2005, January 20, 2005, January 25, 2005, March 4, 2005 as amended by a Current Report on Form 8-K/A dated May 12, 2005, April 28, 2005, June 7, 2005 and June 23, 2005; and

(d)	The description of the Shares contained in the Company’s Registration Statement on Form 8-A (File No. 1-12110).
     All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed incorporated document or in an accompanying prospectus supplement, if any, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.
     Upon written or oral request of any person to whom a Prospectus is delivered, including any beneficial owner, the Company will provide, without charge, a copy of the documents which have been incorporated by reference (other than exhibits unless such exhibits are specifically incorporated by reference in any such document) in this Prospectus. Requests for such documents should be directed to Dennis M. Steen, Senior Vice President – Finance and Chief Financial Officer, Camden Property Trust, 3 Greenway Plaza, Suite 1300, Houston, Texas 77046, telephone number (713) 354-2500.

THE COMPANY
     Camden Property Trust is a real estate company engaged in the ownership, development, acquisition, management and disposition of multifamily apartment communities. As of June 30, 2005, the Company owned interests in, operated or was developing 202 multifamily properties containing 69,853 apartment homes located in thirteen states. The Company had 3,861 apartment homes under development at eleven of its multifamily properties, including 464 apartment homes at one multifamily property owned through a joint venture. The Company had one property containing 431 apartment homes which was designated as held for sale. Additionally, the Company has several sites that it intends to develop into multifamily apartment communities.
     The Shares of the Company are listed on the New York Stock Exchange under the symbol “CPT.” The Company’s principal executive offices are located at 3 Greenway Plaza, Suite 1300, Houston, Texas 77046 and its telephone number is (713) 354-2500.
DESCRIPTION OF THE PLAN
     The following, in question and answer form, is a summary description of the provisions of the Dividend Reinvestment and Share Purchase Plan of the Company. This description should be read in conjunction with, and is qualified in its entirety by, the Plan itself, which is attached to this Prospectus as Appendix A.
Purpose
     1. What is the purpose of the Plan? The purpose of the Plan is to provide owners of the Company’s Shares with a convenient way of reinvesting cash distributions in additional Shares and/or making optional cash payments for additional Shares at market value, without payment of any brokerage commission, service charge or other expense. Shares for the Plan may be purchased, in the discretion of the Company, either directly from the Company and/or in the open market. Shares purchased from the Company will be treasury Shares and/or previously unissued Shares and will provide the Company with funds for general Company purposes.
Advantages
     2. What are the advantages of the Plan? Participants in the Plan may purchase Shares quarterly with cash dividends on all or part of the Shares owned of record by them, or Participants also may purchase Shares quarterly with optional cash payments of not less than $100 nor more than $10,000 per calendar quarter. (See Question 4 for information on who is eligible to participate.)
     Participants in the Plan acquire Shares at market prices (see Question 11 for information on the price per Share), but are not required to pay any service charge or other charges in connection with purchases under the Plan. Full reinvestment of funds is possible under the Plan because the Plan permits fractions of Shares, as well as full Shares, to be purchased for Participants. In addition, dividends on such fractions, as well as on full Shares, will be used to purchase additional Shares for Participants. Regular statements will provide Participants with a record of each transaction (see Question 15 for information regarding frequency of reports). All Share purchases, by reinvestment of dividends or optional cash payments, will be credited to the Participant’s Noncertificated Share Account on the records of the Company.
Administration
     3. Who administers the Plan for Participants? The Reinvestment Agent causes to be made any open market purchases, administers the Plan for Participants, keeps records, sends statements of account to Participants, and performs other duties relating to the Plan. The present Reinvestment Agent is American Stock Transfer & Trust Company.

Participation
     4. Who is eligible to participate? All holders of record of Shares are eligible to participate in the Plan. Beneficial owners whose Shares are registered in names other than their own (for instance, in the name of a broker, bank nominee or other record holder) must arrange participation with the broker, bank nominee or other record holder. The Company reserves the right to refuse to permit a broker, bank nominee or other record holder to participate in the Plan if the terms of such participation would, in the Company’s judgment, result in excessive cost or burden on the Company. In the event of such refusal, in order to participate in the Plan, beneficial owners would be required to become shareholders of record by having Shares transferred into their own names. The Company may refuse participation in the Plan to shareholders residing in states whose securities laws do not exempt Shares offered pursuant to the Plan from registration.
     5. How does a shareholder join the Plan? In order to participate in the Plan, an eligible shareholder must properly complete the Authorization Form furnished by the Company or the Reinvestment Agent and return it to American Stock Transfer & Trust Company, P.O. Box 922, Wall Street Station, New York, New York 10269-0560. An Authorization Form is enclosed with this Prospectus and additional forms may be obtained at any time by shareholders by written or oral request to the Reinvestment Agent, American Stock Transfer & Trust Company, P.O. Box 922, Wall Street Station, New York, New York 10269-0560. Telephone requests or general inquiries may also be made by calling (800) 278-4383.
     6. What does the Authorization Form provide? The Authorization Form provides for the purchase by shareholders of additional Shares through the following investment options offered under the Plan:
Full Dividend Reinvestment — Reinvest cash dividends on all Shares owned by the Participant. Optional cash payments of not less than $100 nor more than $10,000 may also be made quarterly.
Partial Dividend Reinvestment — Reinvest cash distributions on less than all of the Shares owned by the Participant and continue to receive cash dividends on the other Shares. Optional cash payments of not less than $100 nor more than $10,000 may also be made quarterly.
Optional Payments Only — Invest by making optional cash payments of not less than $100 nor more than $10,000 per calendar quarter.
     Cash dividends on Shares credited to the Participant’s account under the Plan are automatically reinvested to purchase additional Shares.
     Shareholders who do not wish to participate in the Plan will receive cash dividends, as declared, in the usual manner.
     7. Is partial participation possible under the Plan? A shareholder who desires the dividends on only some full Shares to be reinvested under the Plan may indicate such number of Shares on the Authorization Form under the heading “Partial Dividend Reinvestment.” Cash dividends will continue to be made on the remaining Shares.
     8. When may a shareholder join the Plan? If an Authorization Form specifying “Full Dividend Reinvestment,” or “Partial Dividend Reinvestment” is properly completed and received by the Reinvestment Agent at least five business days before the record date established for the payment of a particular dividend, reinvestment of dividends will commence with that dividend payment. Dividend payment dates are anticipated to be in January, April, July and October each year (“Dividend Payment Date”). The record date is normally a business day at or near the end of the preceding month.
     Optional cash payments received from a Participant at least five business days prior to a Dividend Payment Date (herein referred to as a “Reinvestment Date”) will be applied towards the purchase of additional Shares as of such Reinvestment Date. No interest will be paid on funds received and held for the purchase of Shares under the Plan.

Costs
     9. Are there any expenses to Participants in connection with purchases under the Plan? No. Participants will incur no brokerage commissions, service or other charges for purchases made under the Plan. Any costs of administration of the Plan will be borne by the Company.
Purchases
     10. How many Shares will be purchased for Participants? The number of Shares to be purchased will be determined by the amount of the Participant’s dividends and/or optional cash payments being reinvested or paid and the price of the Shares. Each Participant’s account in the Plan will be credited with the number of Shares, including fractional Shares computed to three decimal places, equal to the amount of the dividends, and/or optional cash to be reinvested or paid divided by the applicable purchase price of the Shares.
     11. How will the purchase price of Shares be determined? Shares may be purchased from the Company or may be purchased, in the discretion of the Company, in the open market by the Reinvestment Agent. For Shares purchased from the Company, the price per Share will be the average of the high and low sales prices of the Shares (the “Market Price”) on the Reinvestment Date on the composite tape of the New York Stock Exchange. If no Shares were traded on the Reinvestment Date, the Market Price will be based on the most recent date immediately prior to the Reinvestment Date that the Shares were traded. For Shares purchased on the open market, the price per Share will be the average price of all Shares purchased for the Plan in respect of any Reinvestment Date.
     12. When will dividends and/or optional cash payments be invested? Dividends will be invested in additional Shares and credited to a Participant’s Noncertificated Share Account with respect to each Dividend Payment Date (as defined in Question 8). Optional cash payments will be invested in additional Shares and credited to a Participant’s Noncertificated Share Account with respect to each Dividend Payment Date.
     13. Will certificates be issued to Participants for Shares purchased under the Plan? Although the Company reserves the right at any time to issue certificates for any number of Shares in a Participant’s Noncertificated Share Account, certificates for Shares will not be issued except as described in Question 16. Shares purchased under the Plan will be credited to a Participant’s Noncertificated Share Account and will be shown on a Participant’s statement of account. Certificates for the Shares purchased pursuant to the Plan will be issued to Participants upon their written request, except that no certificates will be issued for fractional Shares. A Participant requesting a certificate for all the Shares in Participant’s Noncertificated Share Account will receive cash for the fractional Shares only if participation in the Plan is terminated. (See Question 16 for how a Participant may obtain certificates.) Cash dividends on all Shares held in the Participant’s Noncertificated Share Account under the Plan will be automatically reinvested to purchase additional Shares which will be reflected in the Participant’s Noncertificated Share Account.
Optional Cash Payments
     14. Who is eligible to make optional cash payments? Owners of the Company’s Shares who have executed an Authorization Form are eligible to make optional cash payments of not less than $100 nor more than $10,000 per quarter. Checks or money orders should be payable to Camden Property Trust and mailed to Camden Property Trust, c/o American Stock Transfer & Trust Company, P.O. Box 922, Wall Street Station, New York, New York 10269-0560. Payments delivered to any other address will not constitute valid delivery.
Report to Participants
     15. What type of reports will be sent to Participants in the Plan? Upon investment of optional cash payments, Participants will receive a statement indicating the purchase price, the number of Shares purchased and the number of Shares in the Participant’s Noncertificated Share Account. As soon as practicable after each Reinvestment Date, a Participant in the dividend reinvestment portion of the Plan will receive a statement showing the total dividend payment, the amount of the dividend payment reinvested, the purchase price per Share, the number of Shares purchased and the number of Shares in the Participant’s Noncertificated Share Account. These statements are a record of the cost of purchases under the Plan and should be retained for tax purposes. In addition, each Participant will receive copies of the Company’s annual and quarterly reports to shareholders, proxy statements and income tax information for reporting dividends. Beneficial owners whose Shares are registered in names other than their own (for instance, in the name of a broker, bank nominee or other record holder) must arrange to obtain their copies of such reports from the record holder.
Issuance of Certificates
     16. How may a Participant obtain certificates for Shares purchased under the Plan? A Participant who has purchased Shares under the Plan may obtain certificates for those Shares in the Participant’s Noncertificated Share Account at any time by sending a written request to that effect to the Reinvestment Agent. No certificates will be issued for fractional Shares, but a Participant requesting termination of participation in the Plan will receive, in cash, the market price of any fractional Shares as well as certificates for all whole Shares held for such terminating participant in the Noncertificated Share Account. This notice should be mailed to Camden Property Trust, c/o American Stock Transfer & Trust Company, P.O. Box 922, Wall Street Station, New York, New York 10269-0560. The Company, however, reserves the right at any time to issue certificates to Participants for any Shares in their Noncertificated Share Accounts. (See Questions 17 and 18 for information on termination of participation.)
Modification or Termination by a Participant
     17. How does a Participant change or terminate participation in the Plan? A Participant may change participation from partial to total dividend reinvestment, from total to partial dividend reinvestment, or may simply change the number of Shares which are enrolled in the Reinvestment Plan by executing and delivering a new Authorization Form to the Reinvestment Agent, American Stock Transfer & Trust Company, P.O. Box 922, Wall Street Station, New York, New York 10269-0560.
     A Participant may terminate participation in the Plan by notifying the Reinvestment Agent in writing to that effect. Notices will be effective only upon receipt by the Reinvestment Agent. Notices to change or discontinue dividend reinvestment received by the Reinvestment Agent at least five business days before any record date for a dividend payment will be effective as of that date. In order to re-enter the Plan after termination, a shareholder must complete a new Authorization Form.
     18. Can the Shares held in the Plan be sold through the Reinvestment Agent? A Participant can instruct the Reinvestment Agent to sell any or all of the whole Shares held in the Plan. The written notification to the Reinvestment Agent should include the number of Shares that are to be sold. The Reinvestment Agent will make the sale as soon as practicable after receipt of a Participant’s request and a check for the proceeds less brokerage commission and transfer taxes (if any) will usually be sent by the Reinvestment Agent on the settlement date, which will be five business days from the date of sale. No Participant shall have the authority or power to direct the date or sales price at which Shares may be sold. Request must indicate the number of shares which may be sold and not the dollar amount to be obtained. Any such request that does not clearly indicate the number of Shares which may be sold will be returned to the Participant with no action taken. A withdrawal/termination form is provided on the reverse side of the account statement for this purpose. This notice should be addressed to American Stock Transfer & Trust Company, P.O. Box 922, Wall Street Station, New York, New York 10269-0560. Telephone requests or general inquiries may also be made by calling (800) 278-4353.
     19. What happens to the Shares held in the Noncertificated Share Account when a Participant terminates participation in the Plan? A certificate for the Shares held in the account will be issued to the Participant upon the Participant’s written request or upon a Participant’s termination of participation in the Plan. No fractional Shares will be issued. (See Question 13 for information on Share certificates and Question 16 for information on the cash payment for fractional shares in the account.)

Other Information
     20. What happens if the Company issues a share dividend or declares a share split? Any Shares issued in a share dividend or share split in respect of a Participant’s Shares which are subject to the Plan will be added to the Participant’s Noncertificated Share Account.
     21. How will Shares in a Participant’s Noncertificated Share Account be voted at a meeting of shareholders? All of a Participant’s Shares, both Certificated and Noncertificated, may be voted by the Participant. For any meeting of shareholders, the Participant will be sent proxy material for that meeting covering all of the Shares that the Participant owns on the record date for the meeting. The Participant may vote all of Participant’s Shares in person or by proxy.
     22. What are the federal income tax consequences of participation in the Plan? Participants in the Plan who are reinvesting dividends will be treated for federal income tax purposes as having received with respect to each Reinvestment Date a dividend equal to the purchase price of the Shares purchased by dividend reinvestment on that date (i.e., the amount that would have been received as a cash dividend) plus the cash dividend actually received (if any). Dividends will be taxed in the following manner: (i) if the dividend is paid by the Company out of its current or accumulated earnings and profits, it will be taxed as ordinary income; (ii) if the Company has no current or accumulated earnings and profits, the dividend will be treated as a return of capital, which results in a reallocation of basis between Shares previously owned and Shares acquired by dividend reinvestment; (iii) if all capital has been returned under (ii), the dividend will be treated as capital gain income; and (iv) if the dividend is specially designated by the Company as a capital gain dividend, it will be taxed as a capital gain. Participants who acquire Shares under the Plan, except those Shares acquired as a return of capital, will have a tax basis in the Shares so acquired equal to the amount being paid for those Shares. Except for those dividends treated as a return of capital, the holding period for tax purposes for all Participants will begin on the Reinvestment Date on or for which the Shares are acquired. The holding period for Shares received as a return of capital begins on the date the Shares for which the Dividend was paid were acquired. A Participant will not realize any taxable income when the Participant receives certificates for whole Shares previously credited to the Participant’s Noncertificated Share Account, either upon the Participant’s request for those Shares or upon withdrawal from the Plan. A Participant will realize gain or loss when Shares are sold or exchanged, or when the Participant receives a cash adjustment for a fraction of a Share credited to the Participant’s Noncertificated Share Account upon withdrawal from the Plan. The amount of such gain or loss will be the difference between the amount which the Participant receives for the Shares, or fraction of a Share, and the Participant’s tax basis.
     23. What provision is made for foreign participants subject to income tax withholding or other Participants subject to back-up withholding? In the case of both foreign participants who elect to have their dividends reinvested and whose dividends are subject to United States income tax withholding and other Participants who elect to have the dividends reinvested and who are subject to “backup” withholding under Section 3406(a)(1) of the Internal Revenue Code, the Reinvestment Agent will invest in Shares an amount equal to the dividends of such Participants less the amount of tax required to be withheld. The quarterly statements confirming purchases made to such Participants will indicate the net payment reinvested.
     Under Section 3406(a)(1) of the Internal Revenue Code, the Company is currently required to withhold for United States income tax purposes 28% of all dividend payments to a shareholder if (i) such shareholder has failed to furnish to the Company taxpayer identification number (“TIN”), which for an individual is his social security number, (ii) the Internal Revenue Service has notified the Company that the TIN furnished by the shareholder is incorrect, (iii) the Internal Revenue Service notifies the Company that back-up withholding should be commenced because the shareholder has failed to properly report dividends or (iv) the shareholder has failed to certify, under penalties of perjury, that he is not subject to back-up withholding. Shareholders have previously been requested by the Company or their broker to submit all information and certifications required in order to exempt them from back-up withholding if such exemption is available to them.
     Optional cash payments received from foreign participants must be in United States dollars and will be invested in the same way as payments from other Participants.

     24. What are the federal income tax consequences of participation in the Plan by a retirement plan? The tax consequences of participation in the Plan by retirement plans differ from those outlined above for individuals. Since the law and regulations regarding the federal income tax consequences of retirement plan participation are complex and subject to change, those considering such participation should consult with their own retirement plan trustees, custodians or tax advisors for specific information.
     25. What is the responsibility of the Company under the Plan? Neither the Company nor the Reinvestment Agent will be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claim of liability arising out of failure to terminate participation in the Plan upon a Participant’s death. In addition, neither the shareholder, nor the Trust Managers of the Company, nor any officer, employee, representative or agent of the Company, shall be personally liable for the satisfaction of the Company’s obligations under the Plan and a Participant shall look solely to the assets of the Company for satisfaction of any claims thereunder.
     Participants should recognize that neither the Company nor the Reinvestment Agent can provide any assurance of a profit or protection against loss on any Shares purchased under the Plan.
     26. May the Plan be changed or discontinued? While the Company hopes to continue the Plan indefinitely, the Company reserves the right to suspend or terminate the Plan at any time. It also reserves the right to make modifications to the Plan and in particular reserves the right to refuse optional cash payments from any shareholder who, in the sole discretion of the Company, is attempting to circumvent the interest of the Plan by making excessive optional cash payments through multiple shareholder accounts. Participants will be notified of any suspension, termination or modification. The Company may also suspend, terminate or refuse participation in the Plan to any investor in the Company if, participation or any increase in the number of Shares held by such investor, would, in the opinion of the Board of Trust Managers, jeopardize the status of the Company as a REIT.
     27. Who answers a Participant’s questions or supplies information? Any inquiries or correspondence about the Plan should be addressed as follows: Reinvestment Agent, American Stock Transfer & Trust Company, P.O. Box 922, Wall Street Station, New York, New York 10269-0560. Telephone inquiries to the Reinvestment Agent should be made to (800) 278-4353.
USE OF PROCEEDS
     The net proceeds from the sale of the Shares purchased from the Company from time to time will be used for general Company purposes, which may include the acquisition and development of multifamily properties as suitable opportunities arise, the improvement of certain properties in the Company’s portfolio and the repayment of certain then-outstanding secured and unsecured indebtedness. Pending such uses, net proceeds may be invested temporarily in short-term or intermediate-term government securities, obligations of the Government National Mortgage Associates, bankers’ acceptances, certificates of deposit of commercial banks and savings and loan associations which are members of the Federal Deposit Insurance Corporation, deposits in members of the Federal Home Loan Bank System, time deposits, commercial paper, other money market instruments, bonds, notes, common and preferred stock and any other investments, consistent with the Company’s investment policies and qualification as a REIT.
     The purpose of the Plan is to provide owners of the Company’s Shares with a convenient way of reinvesting cash distributions in additional Shares and/or making optional cash payments for additional Shares at market value, without payment of any brokerage commission, service charge or other expense. Shares for the Plan may be purchased, in the discretion of the Company, either directly from the Company and/or in the open market. Shares purchased from the Company will be treasury shares and/or previously unissued shares and will provide the Company with funds for general Company purposes.
LEGAL MATTERS
     Certain legal matters will be passed upon for the Company by Locke Liddell & Sapp LLP, Dallas, Texas, as its securities and tax counsel.

EXPERTS
     The consolidated financial statements, the related financial statement schedules, and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
     The consolidated financial statements incorporated in this prospectus by reference from the Company’s Current Report on Form 8-K/A filed on May 12, 2005 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, on January 1, 2002, the fair value recognition provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, on January 1, 2003, and Financial Accounting Standards Board Interpretation No. 46, Consolidation of Variable Interest Entities, as amended by Financial Accounting Standards Board Interpretation No. 46 (revised December 2003) on July 1, 2003), which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Appendix
Dividend Reinvestment and Share Purchase Plan
1. Definitions
     The following terms when used herein shall have the following definitions:
     “Administrator” shall mean the Company or an agent duly appointed by the Company to administer the Plan.
     “Average Price” for shares purchased on the open market shall mean 100% of the average price of all Shares purchased for the Plan in all transactions in which such Shares are purchased in respect of any Reinvestment Date.
     “Authorization Card” shall mean such authorization form as the Company or the Reinvestment Agent may from time to time or upon request furnish shareholders and which shall be returned to the Reinvestment Agent to indicate their election to participate in specified portions of the Plan.
     “Market Price” as of any day shall mean the average of the high and low sales price of the Shares on the composite tape of the NYSE as of the close of such day.
     “NYSE” shall mean the New York Stock Exchange, Inc.
     “Participant” shall mean any Company shareholder who has returned a properly completed Authorization Card to the Reinvestment Agent indicating election to participate in any portion of the Plan and who has been enrolled in that portion of the Plan by the Company.
     “Plan” shall mean this Dividend Reinvestment and Share Purchase Plan.
     “Reinvestment Agent” or “Agent ” shall mean any bank or trust company as from time to time may be appointed by the Company as agent to administer the Plan. Initially, the Reinvestment Agent shall be American Stock Transfer & Trust Company and thereafter shall be the Company or any successor institution appointed by the Company in substitution therefor.
     “Reinvestment Date” for Shares shall mean each date on which a dividend is paid on the Shares, which the Company anticipates to be in January, April, July and October each year, or if that day is a Saturday, Sunday, or legal holiday, the next business day.
2. Purpose
     The purpose of this Plan is to enable Company shareholders to have all or part of their Share dividends automatically reinvested in additional Shares. In addition, shareholders may acquire additional Shares by making optional cash payments of not less than $100 nor more than $10,000 per quarter whether or not they elect to reinvest their dividends, as the case may be. Shares may be purchased from the Company or, at the discretion of the Company, may be purchased in the open market by or at the direction of the Reinvestment Agent.
3. Eligibility for Participation
     All shareholders of record are automatically eligible to participate in the Plan and may do so by completing and returning to the Reinvestment Agent the Authorization Card furnished to them by the Company or the Reinvestment Agent. Beneficial owners of Shares which are registered in names other than their own (e.g., in the name of a broker, bank nominee or other record holder) who want to participate, must either make appropriate arrangements with their broker, bank nominee or other record holder, or have their Shares transferred into their own names. The Company reserves the right to refuse to permit a broker, bank nominee or other record holder to participate in the Plan if the terms of such participation would, in the Company’s judgment, result in excessive cost or burden on the Company.
4. Administration of the Plan
     The Company alone, or in conjunction with the Reinvestment Agent, shall administer the Plan and the Company shall pay all costs of such administration. The Company or the Reinvestment Agent will maintain records and perform such other duties as may be required. In addition, the Company or the Reinvestment Agent will send each Participant (a) after each dividend reinvestment, a statement, which will indicate the amount of the dividend, the purchase price per Share, the number of Shares purchased and the total number of Noncertificated Shares owned by the Participant; (b) upon investment of optional cash payments, a statement indicating purchase price, number of Shares purchased, and the total number of Certificated and Noncertificated Shares owned by the Participant; and (c) annual and quarterly reports to shareholders, proxy statements and income tax information for reporting dividends earned. Shares purchased by a Participant through reinvested dividends or optional cash payments will be credited to the Participant’s Noncertificated Share Account. Upon request of a Participant, the Company or the Reinvestment Agent will furnish certificates for Shares in the Participant’s Noncertificated Share Account. No certificates will be issued for fractional Shares, but the Market Price thereof will be paid in cash to a requesting shareholder. The Company or the Reinvestment Agent will have the responsibility for furnishing certificates for Shares upon request or termination of participation by the shareholder.
5. Reinvestment of Dividends Payments
     Shareholders may elect to have dividends, on all or part of their Shares automatically reinvested by completing the Authorization Card to that effect and returning it to the Reinvestment Agent. Reinvestment of dividends shall commence with dividends paid on the next Reinvestment Date following receipt of the Authorization Card provided it is received at least five business days before the record date for the distribution. Should an Authorization Card be received by the Reinvestment Agent less than five business days before the record date, reinvestment will commence with the following dividend payment. The purchase price per Share for Shares purchased from the Company with reinvested dividends shall be the Market Price on the applicable Reinvestment Date (if no such transactions are reported on such date, then on the next preceding date when such Shares have been sold). The purchase price per Share for Shares purchased in the open market shall be the Average Price in respect of the applicable Reinvestment Date. Cash dividends on Shares credited to the Participant’s account will be automatically reinvested to purchase additional Shares.
6. Optional Cash Payments
     Optional cash payments will be invested in additional Shares and credited to a Participant’s Noncertificated Share Account on each Reinvestment Date. Optional cash payments received by the Reinvestment Agent at least five business days prior to an applicable Reinvestment Date will be invested on the applicable Reinvestment Date. No interest will be paid on funds received and held for the purchase of Shares under the Plan. No Participant’s optional cash payments may be less than $100 nor more than $10,000 in the aggregate per quarter. The purchase price per Share for Shares purchased from the Company with optional cash payments shall be the Market Price on the applicable Reinvestment Date (if no such transactions are reported on such date, then on the next preceding date when such Shares have been sold). The purchase price per Share for Shares purchased in the open market shall be the Average Price in respect of the applicable Reinvestment Date.
7. Calculation of Shares Purchased
     The number of Shares purchased, including fractional Shares rounded to three decimal places, shall be determined by dividing the amount of the dividends reinvested and/or optional cash payments made by the Market Price or the Average Price per Share, as applicable.

8. Modification or Termination of Participation
     Participants may modify their participation in the Plan by notifying the Reinvestment Agent in writing that they wish to reinvest dividends on an increased or decreased number of Shares specified in such notice. Participants may terminate participation in the Plan any time by notifying the Reinvestment Agent in writing to that effect. Any notice is effective only upon receipt. If such notice is received by the Reinvestment Agent at least five business days prior to any dividend record date, the Company will modify or terminate the reinvestment of the Participant’s dividends under the Plan as of that Reinvestment Date. In order to re-enter the Plan after termination, the shareholder must complete a new Authorization Card.
9. Sale of Plan Shares
     A Participant can instruct the Reinvestment Agent to sell any or all of the whole Shares held in the Plan. The written notification to the Reinvestment Agent should include the number of Shares that are to be sold. The Reinvestment Agent will make the sale as soon as practicable after receipt of a Participant’s request and a check for the proceeds less brokerage commission and transfer taxes (if any) will usually be sent by the Reinvestment Agent on the settlement date, which will be five business days from the date of sale. No Participant shall have the authority or power to direct the date or sales price at which Shares may be sold. Request must indicate the number of shares which may be sold and not the dollar amount to be obtained. Any such request that does not clearly indicate the number of Shares which may be sold will be returned to the Participant with no action taken. A withdrawal/termination form is provided on the reverse side of the account statement for this purpose. This notice should be addressed to American Stock Transfer & Trust Company, P.O. Box 922, Wall Street Station, New York, New York 10269-0560. Telephone requests or general inquiries may also be made by calling (800) 278-4383.
10. Certificates for Purchased Shares
     A Participant who wishes to obtain certificates for those Shares that he has purchased under the Plan, may do so by notifying the Reinvestment Agent in writing to that effect. No certificate will be issued for fractional Shares, but the Market Price of any fractional Shares will be paid in cash to the Participant requesting a certificate for all his Noncertificated Shares.
11. Share Splits or Share Dividends
     Shares issued in a share dividend or share split in respect of a Participant’s Shares which are subject to the Plan will be credited to a Participant’s Noncertificated Share Account.
12. Voting
     All Shares credited to a Participant’s Noncertificated Share Account under the Plan may be voted by the Participant. If on the record date for a meeting of shareholders there are Shares credited to the Noncertificated Share Account of a Participant, that Participant will be sent the proxy material for the meeting and a proxy covering all of the Participant’s Shares, including Shares credited to the Participant’s Noncertificated Share Account. If the Participant returns an executed proxy, it will be voted with respect to all of Participant’s Shares (including any fractional Shares), or the Participant may vote all of the Shares in person at the meeting.
13. Liability
     Neither the Company, nor its duly appointed Reinvestment Agent (if any) in administering the Plan, shall be liable for any act or failure to act taken in good faith, including, without limitation, any claim of liability arising out of failure to terminate a Participant’s participation in the Plan upon the Participant’s death. In addition, neither the shareholders nor the Trust Managers, nor any officer, employee, representative or agent of the Company shall be personally liable for the satisfaction of the Company’s obligations under this Plan and a Participant shall look solely to the assets of the Company for satisfaction of any claims hereunder.

14. Termination, Suspension or Modification
     The Company reserves the right to modify, suspend or terminate the Plan at any time and from time to time, and in particular, reserves the right to refuse optional cash payments from any shareholder who, in the sole discretion of the Company, is attempting to circumvent the interest of the Plan by making excessive optional cash payments through multiple shareholder accounts. The Company may also suspend, terminate or refuse participation in the Plan to any investor in the Company if, participation or any increase in the number of Shares held by such investor, would, in the opinion of the Board of Trust Managers jeopardize the status of the Company as a REIT.
15. Compliance with Applicable Law and Regulations.
     The Company’s obligation to offer, issue or sell its newly issued Shares hereunder shall be subject to the Company’s obtaining any necessary approval, authorization and consent from any regulatory authorities having jurisdiction over the issuance and sale of the Shares. The Company may elect not to offer or sell its Shares hereunder to shareholders residing in any jurisdiction where, in the sole discretion of the Company, the burden or expense of compliance with applicable blue sky or securities laws make that offer or sale impracticable or inadvisable.

No dealer, salesperson or other individual has been authorized to give any information or make any representations not contained in this Prospectus in connection with the offering covered by this Prospectus. If given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation to buy, the Common Shares in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the facts set forth in this Prospectus or in the affairs of the Company since the date hereof.
500,000 Shares
CAMDEN PROPERTY TRUST
Common Shares of
Beneficial Interest
Offered by Camden Property Trust
to its Shareholders
Solely in Connection with its
Dividend Reinvestment
and Share Purchase Plan
PROSPECTUS
August 30, 2005